Exhibit 10.5

Electra Therapeutics, Inc.

Non-Employee Director Compensation Policy

Adopted: August 19, 2026

Effective Date: September 17, 2026

Each member of the Board of Directors (the "Board”) who is not also serving as an employee of or consultant to Electra Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of his or her or their compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Commencing on the Effective Date, each Eligible Director will receive the cash compensation set forth below for service on the Board. Cash compensation amounts will be paid in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Non-Executive Chair of the Board (in addition to Eligible Director Service Retainer): $30,000

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $20,000

b. Chair of the Compensation Committee: $15,000

c. Chair of the Nominating and Corporate Governance Committee: $10,000

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,500

c. Member of the Nominating and Corporate Governance Committee: $5,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2026 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, Disability or Cause (as each such term is defined in the Plan), the post-termination exercise period will be three months from the date of termination).

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 45,264 shares of Common Stock (the “Initial Grant”). The shares subject to the Initial Grant shall vest in a series of 36 equal monthly installments over the three-year period measured from the date of grant, such that the Initial Grant shall be vested in full on the three-year anniversary of the grant date thereof, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date.

2. Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 22,632 shares of Common Stock (the “Annual Grant”). The shares subject to the Annual Grant will vest in full on the earlier of the date that is 12 months following the grant date thereof or the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

Change in Control

With respect to Awards (as defined in the Plan) granted to an Eligible Director while that individual was an Eligible Director, in the event of a Change in Control (as defined in the Plan), the Eligible Director will fully vest and have all other terms and conditions deemed to have been met and, if applicable, will have the right to exercise the Eligible Director’s outstanding Awards, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the Board between the Eligible Director and the Company or any of its Affiliates (as defined in the Plan), as applicable.

Expenses

2.

The Company will reimburse an Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings, and for other reasonable expenses incurred in connection with the Eligible Director's service on the Board, including attendance at Board-related site visits, director education and training programs, industry conferences and any other activities undertaken at the request of the Board or the Company; provided, that such Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(c) of the Plan.

Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless an Eligible Director (or any other person) for any taxes or costs that may be imposed on or incurred by an Eligible Director (or any other person) as a result of Section 409A.

3.